Exhibit 99.1

       Embrex Reports Full Year and Fourth Quarter 2003 Financial Results

    RESEARCH TRIANGLE PARK, N.C., March 15 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(SM), (Nasdaq: EMBX) today announced financial results for the full year and fourth quarter ended December 31, 2003.

    2003 Financial Highlights
     * Full-year revenues of $46.0 million, up 2% over the same period 2002
     * Full-year net income of $7.6 million, up 6% over the same period 2002, which includes the litigation settlement from Fort Dodge Animal Health and Gender Sort system acquisition write down
     * Fourth-quarter 2003 revenues of $11.5 million, unchanged from fourth quarter 2002
     * Fourth-quarter 2003 net loss of ($0.2) million, which includes Gender Sort system acquisition and write down of $2.3 million, compared to a net income of $1.4 million for the same period in 2002

    2003 Business Highlights
     * Embrex's Newplex(TM) in ovo Newcastle disease vaccine received USDA approval
     * Four new patents broaden Embrex portfolio for Inovocox(TM) in ovo coccidiosis vaccine and Gender Sort system
     * Construction substantially completed on Embrex Poultry Heath biological manufacturing facility for the Company's novel Inovocox(TM) in ovo coccidiosis vaccine
     * Embrex obtains $5.0 million litigation settlement from Fort Dodge Animal Health

                             Financial Summary Table
                                   Embrex, Inc.
                 Condensed Consolidated Statements of Operations
                     (In thousands except per share amounts)

                             Three Months (unaudited)       Twelve Months
                                Ended December 31          Ended December 31
                               2003         2002          2003         2002

    Revenues                 $11,507      $11,465       $46,025      $45,325
    Cost of revenue            4,892        4,606        18,914       17,558
    Gross profit               6,615        6,859        27,111       27,767
    Operating expenses         7,546        5,181        22,491       19,269
    Other income(expense)        (80)          (3)        3,764          122
    Income (loss)
     before taxes             (1,011)       1,675         8,384        8,620
    Income tax expense
     (benefit)                  (814)         267           773        1,449
    Net income (loss)          $(197)      $1,408        $7,611       $7,171

    Net income (loss) per
     share:
      Basic                   ($0.02)       $0.17         $0.94        $0.88
      Diluted                 ($0.02)       $0.16         $0.91        $0.82
    No. of shares of
     Common Stock used in
     per share calculation:
      Basic                    8,117        8,153         8,119        8,116
      Diluted                  8,482        8,525         8,369        8,692

    Fourth-quarter total revenues remained unchanged at $11.5 million for both 2003 and 2002. The Company's fourth-quarter device revenues of $10.7 million increased $0.5 million over 2002 device revenues of $10.2 million. Revenues from product sales decreased $0.3 million from $0.8 million in 2002 to $0.5 million in 2003, partially offsetting this gain. In addition, other revenues derived from grant and miscellaneous revenue decreased from $0.4 million in the fourth quarter of 2002 to $0.2 million for the same period of 2003. As noted in prior quarters, device sales (included in device revenue) and other revenue such as grants or outside funding vary from quarter-to-quarter.

    Total operating expenses were $7.5 million for the fourth-quarter 2003 compared to $5.2 million for the same period in 2002. Research and development expenses increased $2.4 million, primarily due to expenses of $2.3 million associated with the write down of the Gender Sort system purchased from Advanced Automation, Inc. Other expense increases were not significant.

    Fourth-quarter loss before taxes was ($1.0) million, or $2.7 million less than 2002 income before taxes of $1.7 million. This loss is primarily due to the Company's write down of the $2.3 million purchase of the Gender Sort system from Advanced Automation. As a result of the loss before taxes of $1.0 million, estimated income taxes for the fourth quarter of 2003 were reduced. In addition the Company's evaluation of the year end deferred tax asset resulted in a significant increase to the deferred tax asset and a reduction in the provision for income taxes. Together the above items resulted in a $1.0 million net reduction in income tax compared to fourth quarter 2002 income tax. Fourth-quarter net loss was ($0.2) million, a decrease of $1.6 million in comparison to net income of $1.4 million for the same period in 2002. Diluted earnings per share for the fourth-quarter were ($0.02) per share on 8.5 million weighted average shares outstanding, compared to diluted earnings of $0.16 per share on 8.5 million weighted average shares outstanding for the same period in 2002.

    Fourth-quarter 2003 gross margin decreased from 60% to 57% reported in the comparable quarter of 2002 primarily due to Advanced Technology Program (ATP) grant funding with no associated cost of revenue received during the fourth quarter of 2002 that did not recur in 2003.

    The Company uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. The Company believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about the Company's financial performance. In compliance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below. EBITDA was $0.4 million for the fourth quarter of 2003, a decrease of 87% or $2.7 million compared to the same period in 2002. It includes a $2.3 million write down of the Gender Sort system purchased from Advanced Automation.

    Results of Full-Year 2003

    For the full-year ended December 31, 2003, total revenues were $46.0 million, a 2% increase over total revenues of $45.3 million for the full-year 2002. This is primarily attributable to an 8%, or $3.3 million increase in device revenues which was offset by product sales that declined by $1.1 million and other revenue from grants and research and development funding that decreased by $1.5 million year over year.

    Full-year 2003 gross margin was 59%, down from 61% in 2002 primarily due to lower ATP funding and 2002 funding from Cobb-Vantress that did not recur in 2003, each of which had no associated cost of revenue.

    Operating expenses were up 17% to $22.5 million in 2003 compared to $19.3 million in 2002. Operating expenses for 2003 include a $2.3 million write down for the Gender Sort system purchased from Advanced Automation.

    General and administrative (G&A) expenses were $7.1 million in 2003, up 8% from $6.6 million in 2002. The increase in G&A expenses from 2002 to 2003 was primarily due to increased expenses related to legal and accounting services incurred to comply with the Sarbanes-Oxley Act; additional facilities support; the Company's Inovocox(TM) facility under construction; increased insurance premiums due to increased property and product liability coverage as well as an overall increase in premium rates for the 2003 insurance market; and staff-related increases in support of the business.

    Sales and marketing expenses totaled $2.8 million in 2003, an increase of 12% over 2002 expenses of $2.5 million. The increase from 2002 to 2003 is primarily due to increased sales tax assessments, increased sales and marketing efforts and staff-related increases to support the business.

    R&D expenses were $12.5 million in 2003 compared to $10.2 million in 2002. The increase from 2002 to 2003 is primarily due to the $2.3 million write down of the Gender Sort system purchased from Advanced Automation.

    Total other income was $3.8 million in 2003, a $3.6 million increase over 2002. This is primarily attributable to the $5.0 million Fort Dodge litigation settlement in June 2003, which contributed $3.7 million of other income to the second quarter of 2003 after accounting for legal expenses.

    Income before taxes for 2003 was $8.4 million, or $0.2 million less than 2002 income before taxes of $8.6 million. Income taxes totaled $0.8 million for 2003, a $0.7 million decrease in comparison to 2002. The effective tax rate for 2003 was 9% in comparison to 17% in 2002. The lower effective tax rate for 2003 was the result of the deferred tax asset evaluation that increased the deferred tax asset and lowered the recorded income tax provision expense. Due to net operating loss carry forwards in Embrex Europe, Ltd., which offset the income tax effect of the Fort Dodge settlement, there was no income tax provision recorded for the settlement in 2003. Consolidated net income for 2003 increased to $7.6 million, 6% higher than 2002 net income of $7.2 million. The increase in 2003 net income compared to 2002 was primarily due to the $3.7 million settlement of the Company's litigation with Fort Dodge net of legal expenses, offset by the $2.3 million write down of the Gender Sort system. Net income per common share was $0.91 for 2003 based on 8.4 million weighted-average diluted shares outstanding, compared to net income of $0.82 per share based on 8.7 million weighted average diluted shares outstanding in 2002.

    EBITDA increased 1% to $13.7 million for 2003 from $13.6 million during the same period of 2002. At December 31, 2003, cash and cash equivalents totaling $9.6 million were $1.6 million higher than the $8.0 million on hand at December 31, 2002. This was principally due to cash received from financing the construction of the Embrex Poultry Health facility and a favorable currency translation adjustment, offset by a $2.1 million decrease in cash provided by operations and an $8.2 million increase in cash used for investing in capital expenditures. EBITDA includes the $3.7 million settlement of the Company's litigation with Fort Dodge net of legal expenses, and the $2.3 million purchase and write down of the Gender Sort system from Advanced Automation.

    "The highlights at the beginning of this release demonstrate that Embrex is poised to enter a new era in the field of in ovo technology. We broadened our patent base, constructed our first vaccine manufacturing facility, and modestly grew our Inovoject(R) system and other device revenues in the face of global industry challenges and the appearance of limited competitive activity," said Randall L. Marcuson, President and Chief Executive Officer of Embrex. "Approximately a year ago, despite recognizing we would face certain industry challenges, we decided to continue investing in key research and development programs. Today, we believe we made the right decision. Our Inovocox(TM) vaccine program remained on track and on budget while advancements in our Gender Sort program lead us to believe we will have sampling and assay techniques that improve our chances for application to a broader market that includes the broiler industry - despite a delay in the overall project. As we continue to move these projects forward, 2004 will be another investment year for us. While we anticipate modest growth in the near term, we continue to believe these projects represent significant potential for the company."

    Embrex's management, led by President and CEO Randall L. Marcuson, will discuss fourth-quarter and full-year financial results and 2004 outlook and plans in a conference call on March 17 at 11:00 AM ET. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358
(international), identify Randall Marcuson as the conference leader, and provide conference identification number 5950486.

    The live conference call will be publicly available online at www.embrex.com . Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. ET March 17 to midnight ET March 31, by dialing 800-642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 5950486. A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.

    About Embrex

    Embrex, Inc., The In Ovo Company(SM), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com .

    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, possible decreases in production by our customers, market acceptance and cost of expansion in new geographic markets and with new products, including the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including with respect to Gender Sort and Inovocox, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

    Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(SM) are trademarks of Embrex, Inc.

    Financial Tables Follow

    Please see Embrex's Form 10-K filed with the SEC for detailed GAAP financial statements.

                                   Embrex, Inc.
                      Consolidated Statements of Operations
                     (In thousands except per share amounts)

                             Three Months(unaudited)        Twelve Months
                               Ended December 31,         Ended December 31,
                               2003         2002          2003         2002

    Revenues
       Device revenues       $10,750      $10,206       $43,458      $40,160
       Product sales             519          764         1,970        3,079
       Other revenues            238          495           597        2,086
    Total revenues            11,507       11,465        46,025       45,325

    Cost of revenue            4,892        4,606        18,914       17,558

    Gross profit               6,615        6,859        27,111       27,767
    Operating expenses:
       General &
        administrative         1,996        1,911         7,119        6,571
       Sales & marketing         675          703         2,832        2,536
       Research &
        development            4,875        2,567        12,540       10,162
    Total operating
     expenses                  7,546        5,181        22,491       19,269

    Operating profit (loss)     (931)       1,678         4,620        8,498

    Other income (expense)
       Interest income            32           66           163          225
       Interest expense           10          (49)           20          (62)
       Foreign currency
        gain (loss)              (14)         (20)          - 0 -        (41)
       Other income
        (expense)                (87)         - 0 -       3,621          - 0 -
    Total other income
     (expense)                   (79)          (3)        3,764          122

    Income (loss)
     before taxes             (1,010)       1,675         8,384        8,620

    Income tax expense
     (benefit)                  (813)         267           773        1,449

    Net income (loss)          ($197)      $1,408        $7,611       $7,171
    Net income per share:
    Basic                     ($0.02)       $0.17         $0.94        $0.88
    Diluted                   ($0.02)       $0.16         $0.91        $0.82

    No. of shares of
    Common Stock used
    in per share
    calculation:
    Basic                      8,117        8,153         8,119        8,116
    Diluted                    8,482        8,525         8,369        8,692

    EBITDA                      $392       $3,082       $13,724      $13,560

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                           December 31,           December 31,
                                                2003                  2002

    ASSETS
      Current assets                          $23,367                $18,808
      Non-current assets                       36,350                 23,205
    Total assets                              $59,717                $42,013

    LIABILITIES AND
    SHAREHOLDERS' EQUITY
      Current liabilities                      $7,621                 $4,803
      Non-current liabilities                   6,404                     46
      Shareholders' equity                     45,692                 37,164
    Total liabilities and
     shareholders' equity                     $59,717                $42,013

                 Condensed Consolidated Statements of Cash Flows
                                  (In thousands)

                                                      Twelve Months Ended
                                                          December 30
                                                    2003              2002

    Net cash provided by operating  activities    $9,783              11,853
    Net cash used in Investing Activities        (16,603)             (8,403)
    Net cash provided by financing activities      7,459               1,179
    Increase in cash and cash equivalents            639               4,629
    Currency translation adjustments                 951                (497)
    Cash and cash equivalents at
     beginning of period                           8,039               3,907
    Cash and cash equivalents at end  of period   $8,039              $9,629

                   GAAP Reconciliation of Net Income to EBITDA
                                 (In thousands)

                                    Three Months            Twelve Months
                                 Ended December 30        Ended December 31
                                  2003       2002         2003         2002
    Net income (loss)            ($197)     $1,408       $7,611       $7,171
    Add back:
    Depreciation and
     amortization                1,392       1,361        5,320        4,878
    Interest expense                10         (49)          20           62
    Tax expense                   (813)        267          773        1,449
    (benefit)
    EBITDA                        $392      $3,082      $13,724      $13,560

     CONTACT:  Ellen T. Moore
               Vice President, Investor Relations
               & Corporate Communications
               (919) 314-2561



SOURCE  Embrex, Inc.
    -0-                             03/15/2004
    /CONTACT: Ellen T. Moore, Vice President, Investor Relations & Corporate Communications of Embrex, Inc., +1-919-314-2561/
    /Web site:  http://www.embrex.com/
    (EMBX)

CO:  Embrex, Inc.
ST:  North Carolina
IN:  BIO MTC AGR
SU:  ERN MAV CCA